Exhibit 99.1
FOR IMMEDIATE RELEASE

MaxLinear, Inc. Announces First Quarter 2017 Financial Results

Company Delivers First Quarter 2017 Revenue of $88.8 Million,
Operating Cash Flow of $22.7 Million, GAAP Diluted Earnings per Share of $0.12,
and Non-GAAP Diluted Earnings per Share of $0.33
Carlsbad, Calif. – May 9, 2017 – MaxLinear, Inc. (NYSE: MXL), a leading provider of radio frequency (RF) and mixed-signal integrated circuits for cable and satellite broadband communications, the connected home, data center, metro, long-haul fiber networks, and wireless infrastructure, today announced financial results for the first quarter ended March 31, 2017.
Management Commentary
“We are pleased to announce first quarter 2017 revenue of $88.8 million, which marks MaxLinear’s return to sequential top-line revenue growth. In Q1 2017, our revenue growth was driven by cable and terrestrial broadband operator applications, which more than offset sequential declines in wireless backhaul and optical interconnect revenues. GAAP gross margin improved to 59.6 percent and Non-GAAP gross margin was 62.7 percent as supply-chain related cost savings more than offset the anticipated adverse impact of increased revenue contribution from lower-margin terrestrial receiver shipments into South America. Our sequential GAAP and Non-GAAP operating expenses were almost flat owing to our disciplined expense management, which resulted in another strong quarter of operating cash flows of $22.7 million,” commented Kishore Seendripu, Ph.D., Chairman and CEO.

“Q1 2017 was a remarkably busy quarter on the corporate development front. We are excited about the prospects for our recently closed acquisition of Marvell's G.hn business, as well as our pending acquisition of Exar Corporation. Exar’s high performance analog technology portfolio and extensive indirect sales channel are highly complementary to MaxLinear's mixed-signal technology platform leadership and direct customer sales channel. As a combined company, we will be uniquely positioned to address the most challenging analog and mixed-signal needs of an increasingly diverse customer base addressing consumer, broadband, industrial, and network infrastructure markets,” Dr. Seendripu continued.
Generally Accepted Accounting Principles (GAAP) Results
Net revenue for the first quarter 2017 was $88.8 million, an increase of 2 percent compared to the fourth quarter 2016, and a decrease of 13 percent compared to the first quarter 2016. Gross margin for the first quarter 2017 was 59.6 percent of revenue, compared to 57.8 percent for the fourth quarter 2016, and 59.6 percent for the first quarter 2016.
Operating expenses were $42.5 million, $42.1 million and $39.5 million for the first quarter 2017, fourth quarter 2016 and first quarter 2016, respectively. Operating expenses increased 1 percent compared to the fourth quarter 2016, and increased 8 percent compared to the first quarter 2016. The year-over-year increase in operating expenses was primarily due to increased costs associated with our merger and acquisitions activity and amortization of intangible assets from our acquisitions of the wireless infrastructure businesses in the second and third quarters of 2016, partially offset by a decrease in restructuring charges. Operating expenses as a percentage of revenue were 48 percent for the first quarter 2017, 48 percent for the fourth quarter 2016 and 38 percent for the first quarter 2016. Operating margins were 12 percent, 10 percent and 21 percent for the first quarter 2017, fourth quarter 2016 and first quarter 2016, respectively.
Net income for the first quarter 2017 was $8.5 million, or $0.12 per share (diluted). These results compare to net income of $8.3 million, or $0.12 per share (diluted) for the fourth quarter 2016, and net income of $20.7 million, or $0.31 per share (diluted), for the first quarter 2016. The provision for income taxes was $2.0 million, $0.2 million and $1.0 million for the first quarter 2017, fourth quarter 2016, and first quarter 2016, respectively. The sequential increase of $1.8 million in the provision for income taxes relative to a sequential increase of $1.9 million in income before income taxes was primarily due to the impact of exhaustion of certain organic net operating losses in the fourth quarter 2016 and limitations on the use of certain acquired net operating losses in both periods, which previously did not have a recorded tax benefit due to the Company’s valuation allowance. The year-over-year increase of $1.0 million in the provision for income taxes relative to a year-over-year decrease of $11.2 million in income before income taxes was primarily due to the impact of exhaustion of certain organic net operating losses in the fourth quarter 2016 and limitations on the use of certain acquired net operating losses in the first quarter 2017, which previously did not have a recorded tax benefit due to the Company’s valuation allowance.
Cash flow provided by operations for the first quarter 2017 totaled $22.7 million, compared to $27.6 million for the fourth quarter 2016, and $39.0 million for the first quarter 2016.
Cash, cash equivalents, restricted cash and investments totaled $154.9 million at March 31, 2017, compared to $136.8 million at December 31, 2016, and $166.8 million at March 31, 2016.
Non-GAAP Results
Non-GAAP gross margin for the first quarter 2017 was 62.7 percent of revenue, compared to 63.9 percent for the fourth quarter 2016, and 61.3 percent for the first quarter 2016.
Non-GAAP operating expenses were $30.1 million, $30.1 million and $29.4 million for the first quarter 2017, fourth quarter 2016 and first quarter 2016, respectively. Non-GAAP operating expenses remained flat when compared to the fourth quarter 2016, and increased 2 percent when compared to first quarter 2016. Non-GAAP operating expenses as a percentage of revenue were 34 percent, 35 percent and 29 percent for the first quarter 2017, fourth quarter 2016 and first quarter 2016, respectively. Non-GAAP operating margins were 29 percent, 29 percent and 33 percent for the first quarter 2017, fourth quarter 2016 and first quarter 2016, respectively.
Non-GAAP net income for the first quarter 2017 was $23.2 million, or $0.33 per share (diluted), compared to $25.7 million, or $0.38 per share (diluted), for the fourth quarter 2016, and $32.7 million, or $0.49 per share (diluted), for the first quarter 2016.
Second Quarter 2017 Revenue and Gross Margin Guidance

Excluding any potential contributions from our pending acquisition of Exar Corporation that is currently expected to close during the second quarter of 2017, MaxLinear expects revenue in the second quarter 2017 to be between $90 million and $94 million, GAAP gross margin to be approximately 58 percent of revenue, and non-GAAP gross margin to be approximately 62.5 to 63 percent of revenue. MaxLinear's estimates of forward-looking non-GAAP gross margins exclude estimates for amortization of inventory step-up, stock-based compensation expense, stock-based bonus accruals, acquisition related expenses, and restructuring charges, as applicable, each of which is described in more detail below under the caption “Use of Non-GAAP Financial Measures.” The timing and amounts of these material amounts needed to estimate non-GAAP financial measures are inherently unpredictable or outside the Company's control or ability to predict. Accordingly, MaxLinear cannot provide a quantitative reconciliation of forward-looking non-GAAP gross margin without unreasonable effort. Material changes to any of these items could have a significant effect on MaxLinear's guidance and future GAAP results.
Conference Call Details
MaxLinear will host its first quarter financial results conference call today, May 9, 2017 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To access this call, dial US toll free: 1-877-407-3109 / International: 1-201-493-6798. A live webcast of the conference call will be accessible from the investor relations section of the MaxLinear website at http://investors.maxlinear.com, and will be archived and available after the call at http://investors.maxlinear.com until May 23, 2017. A replay of the conference call will also be available until May 23, 2017 by dialing US toll free: 1-877-660-6853 / International: 1-201-612-7415 and Conference ID#: 13653123.

Cautionary Note Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial performance (including our current guidance for second quarter 2017 revenue and gross margin). These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. In particular, our future operating results are substantially dependent on our assumptions about market trends and conditions, our expectations with respect to recently completed acquisitions, and our expectations with respect to the impact of our pending acquisition of Exar Corporation. With respect to recently completed acquisitions and our pending acquisition of Exar, we face particular risks associated with our ability to integrate the acquired businesses and maintain relationships with employees, customers, and vendors. Exar’s target markets and business operations differ substantially from those of MaxLinear, and we may be unable to realize anticipated strategic, financial, and operating synergies to the same relative extent as we were able to achieve in other recent acquisitions. In addition, our decisions with respect to all our acquisitions were based on management’s current expectations with respect to the size of the available markets and growth opportunities presented by these acquisitions, all of which are subject to material risks and uncertainties. In addition, in connection with the pending acquisition of Exar, we anticipate incurring substantial acquisition-related indebtedness, which will substantially change our financial profile and presents specific risks relating to our ability to service interest and principal payments and limitations on our operating flexibility based on operating covenants in the applicable term loan agreements, including (without limitation) debt covenant restrictions that may limit our ability to obtain additional financing, issue guarantees, create liens, make certain restricted payments or repay certain obligations or to pursue future acquisitions. Additional risks and uncertainties arising from our operations generally and our recently completed and anticipated acquisitions include intense competition in our industry; our dependence on a limited number of customers for a substantial portion of our revenues; uncertainties concerning how end user markets for our products will develop; potential uncertainties arising from continued consolidation among cable television and satellite operators in our target markets and continued consolidation among competitors within the semiconductor industry generally; our ability to develop and introduce new and enhanced products on a timely basis and achieve market acceptance of those products, particularly as we seek to expand outside of our historic markets; potential decreases in average selling prices for our products; risks relating to intellectual property protection and the prevalence of intellectual property litigation in our industry; risks relating to our ability to close and complete the pending tender offer with respect to Exar, including the requirement to meet the minimum tender conditions; indemnification obligations of Exar arising from a recent divestiture; the impact on our financial condition of the anticipated acquisition indebtedness and cash usage arising from the Exar transaction; our reliance on a limited number of third party manufacturers; and our lack of long-term supply contracts and dependence on limited sources of supply. In addition to these risks and uncertainties, investors should review the risks and uncertainties contained in our filings with the Securities and Exchange Commission (SEC), including our most recent Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 9, 2017 and our Current Reports on Form 8-K, as well as the information to be set forth under the caption “Risk Factors” in MaxLinear’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which we expect to file shortly. All forward-looking statements are based on the estimates, projections and assumptions of management as of May 9, 2017, and MaxLinear is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.
Use of Non-GAAP Financial Measures
To supplement our unaudited consolidated financial statements presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP net income, gross margin, operating expenses, operating expenses as a percentage of revenue, operating margins and earnings per share. These supplemental measures exclude the effects of (i) stock-based compensation expense and its related tax effect, if any; (ii) an accrual related to our performance based bonus plan for 2017, which we currently intend to settle in shares of our common stock; (iii) accruals related to our performance based bonus plan for 2016, which we settled in shares of our class A common stock in 2016 and 2017; (iv) amortization of purchased intangible assets and inventory step up; (v) restricted merger proceeds and contingent consideration and incentive award; (vi) acquisition and integration costs related to our recently completed acquisitions; (vii) professional fees and settlement costs related to our previously disclosed IP and commercial litigation matters and (viii) severance and other restructuring charges. These non-GAAP measures are not in accordance with and do not serve as an alternative for GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non-GAAP measures should only be viewed in conjunction with corresponding GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

We believe that non-GAAP financial measures can provide useful information to both management and investors by excluding certain non-cash and other one-time expenses that are not indicative of our core operating results. Among other uses, our management uses non-GAAP measures to compare our performance relative to forecasts and strategic plans and to benchmark our performance externally against competitors. In addition, management’s incentive compensation will be determined in part using these non-GAAP measures because we believe non-GAAP measures better reflect our core operating performance.
The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:
Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Our equity incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results. Stock-based compensation expense has been and will continue to be a significant recurring expense for MaxLinear.
Bonuses under our executive and non-executive bonus programs have been excluded from our non-GAAP net income for all periods reported. Bonus payments for the first and second half of the 2016 performance periods were settled through the issuance of shares of Class A common stock under our equity incentive plans in August 2016 and February 2017, respectively. We currently expect that bonus awards under our fiscal 2017 program will be settled in common stock in the first quarter of fiscal 2018. While we include the dilutive impact of equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.
Expenses incurred in relation to acquisitions include amortization of purchased intangible assets and step-up of inventory to fair value, acquisition and integration costs primarily consisting of professional and consulting fees, incentive awards, and restricted merger proceeds which represent the change in fair value of contingent consideration related to a 2014 acquisition.
Restructuring charges incurred are related to our restructuring plans which address issues primarily relating to the integration of the Company and acquired businesses or internal operations and primarily include severance and restructuring costs related to exiting certain facilities. Severance charges incurred relate primarily to our exit of research and development activities and other non-recurring charges related to the termination of employees.
Expenses incurred in relation to our intellectual property and commercial litigation include professional fees incurred.
The tax impact of total non-GAAP measures at the effective tax rate that would be in effect considering the non-GAAP measures is included in non-GAAP income tax expense and non-GAAP net income. The amounts presented for non-GAAP income tax expense, non-GAAP net income, and non-GAAP basic and diluted earnings per share for the three months ended March 31, 2016 have been adjusted to conform with current period presentation.
Reconciliations of non-GAAP measures for the historic periods disclosed in this press release appear below. Because of the inherent uncertainty associated with our ability to project future charges, particularly related to stock-based compensation and its related tax effects as well as potential impairments, we have not provided a reconciliation for non-GAAP guidance provided for the second quarter 2017.
About MaxLinear, Inc.

MaxLinear, Inc. (NYSE:MXL) is a leading provider of radio frequency (RF) and mixed-signal integrated circuits for cable and satellite broadband communications, the connected home, data center, metro, long-haul fiber networks, and wireless infrastructure markets. MaxLinear is headquartered in Carlsbad, California. For more information, please visit www.maxlinear.com.
MXL is MaxLinear’s registered trademark. Other trademarks appearing herein are the property of their respective owners.
MaxLinear, Inc. Investor Relations Contact:
Gideon Massey
Investor Relations Specialist
Tel: 949-333-0056
gmassey@maxlinear.com

MAXLINEAR, INC.
UNAUDITED GAAP CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net revenue	$88,841	$87,136	$102,685
Cost of net revenue	35,917	36,733	41,515
Gross profit	52,924	50,403	61,170
Operating expenses:
Research and development	23,878	24,035	23,752
Selling, general and administrative	18,613	16,720	13,610
Restructuring charges	—	1,326	2,106
Total operating expenses	42,491	42,081	39,468
Income from operations	10,433	8,322	21,702
Interest income	195	146	170
Other income (expense), net	(144)	123	(198)
Income before income taxes	10,484	8,591	21,674
Provision for income taxes	2,021	243	993
Net income	$8,463	$8,348	$20,681
Net income per share:
Basic	$0.13	$0.13	$0.33
Diluted	$0.12	$0.12	$0.31
Shares used to compute net income per share:
Basic	65,238	64,752	62,585
Diluted	69,149	68,421	66,643

MAXLINEAR, INC.
UNAUDITED GAAP CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Operating Activities
Net income	$8,463	$8,348	$20,681
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	6,899	7,960	5,772
Provision for losses on accounts receivable	87	—	—
Amortization of investment premiums, net	47	74	149
Amortization of inventory step-up	—	2,652	—
Stock-based compensation	5,474	5,290	5,109
Deferred income taxes	155	(114)	233
(Gain) loss on disposal of property and equipment	(88)	318	—
(Gain) loss on foreign currency	(216)	(282)	124
Excess tax benefits on stock-based awards	(914)	(2,249)	(1,565)
Change in fair value of contingent consideration	—	11	86
Impairment of leases	—	388	—
Changes in operating assets and liabilities:
Accounts receivable	(7,436)	(815)	1,359
Inventory	(5,102)	2,882	3,022
Prepaid expenses and other assets	825	767	(2,416)
Accounts payable, accrued expenses and other current liabilities	7,952	752	3,080
Accrued compensation	382	2,252	3,231
Deferred revenue and deferred profit	(307)	697	2,457
Accrued price protection liability	6,771	(1,936)	(1,583)
Other long-term liabilities	(320)	608	(785)
Net cash provided by operating activities	22,672	27,603	38,954
Investing Activities
Purchases of property and equipment	(743)	(1,684)	(3,222)
Purchases of intangible assets	(120)	—	—
Purchases of available-for-sale securities	(30,577)	(10,044)	(37,773)
Maturities of available-for-sale securities	20,785	10,185	10,300
Net cash used in investing activities	(10,655)	(1,543)	(30,695)
Financing Activities
Repurchases of common stock	(334)	—	(3)
Net proceeds from issuance of common stock	361	2,199	1,727
Minimum tax withholding paid on behalf of employees for restricted stock units	(4,903)	(1,132)	(1,092)
Net cash provided by (used in) financing activities	(4,876)	1,067	632
Effect of exchange rate changes on cash and cash equivalents	1,201	(307)	(7)
Increase in cash, cash equivalents and restricted cash	8,342	26,820	8,884
Cash, cash equivalents and restricted cash at beginning of period	82,896	56,076	67,956
Cash, cash equivalents and restricted cash at end of period	$91,238	$82,896	$76,840

MAXLINEAR, INC.
UNAUDITED GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2017	December 31, 2016	March 31, 2016
Assets
Current assets:
Cash and cash equivalents(1)	$89,121	$81,086	$75,644
Short-term restricted cash(1)	615	614	—
Short-term investments, available-for-sale	63,637	47,918	73,210
Accounts receivable, net	57,836	50,487	41,040
Inventory	31,685	26,583	29,421
Prepaid expenses and other current assets	5,535	6,159	6,185
Total current assets	248,429	212,847	225,500
Long-term restricted cash(1)	1,502	1,196	1,196
Property and equipment, net	19,162	20,549	21,538
Long-term investments, available-for-sale	—	5,991	16,782
Intangible assets, net	99,679	104,261	49,293
Goodwill	75,673	76,015	49,779
Other long-term assets	1,652	1,793	2,169
Total assets	$446,097	$422,652	$366,257

Liabilities and stockholders’ equity
Current liabilities	$64,555	$54,543	$61,708
Other long-term liabilities	15,529	15,685	14,968
Total stockholders’ equity	366,013	352,424	289,581
Total liabilities and stockholders’ equity	$446,097	$422,652	$366,257
___________________________________________
(1) Certain reclassifications for cash restricted in connection with guarantees for certain office leases have been made to prior periods to conform to the current period presentation.

MAXLINEAR, INC.
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(in thousands, except per share data)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
GAAP cost of net revenue	$35,917	$36,733	$41,515
Stock-based compensation	(59)	(59)	(43)
Performance based equity	(42)	(31)	(101)
Amortization of inventory step-up	—	(2,652)	—
Amortization of purchased intangible assets	(2,684)	(2,572)	(1,582)
Non-GAAP cost of net revenue	33,132	31,419	39,789

GAAP R&D expenses	23,878	24,035	23,752
Stock-based compensation	(3,493)	(3,319)	(3,063)
Incentive award compensation	—	(169)	(216)
Performance based equity	(954)	(1,133)	(1,181)
Amortization of purchased intangible assets	(96)	(97)	(96)
Restricted merger proceeds and contingent consideration	—	(35)	(208)
Non-GAAP R&D expenses	19,335	19,282	18,988

GAAP SG&A expenses	18,613	16,720	13,610
Stock-based compensation	(1,922)	(1,724)	(1,737)
Incentive award compensation	—	(18)	(50)
Performance based equity	(578)	(673)	(595)
Amortization of purchased intangible assets	(1,881)	(2,914)	(296)
Acquisition and integration costs	(3,394)	(572)	76
Restricted merger proceeds and contingent consideration	—	(11)	(86)
IP litigation costs, net	(105)	(28)	(462)
Non-GAAP SG&A expenses	10,733	10,780	10,460

GAAP restructuring expenses	—	1,326	2,106
Restructuring charges	—	(1,326)	(2,106)
Non-GAAP restructuring expenses	—	—	—

GAAP income before income taxes	10,484	8,591	21,674
Total non-GAAP adjustments	15,208	17,333	11,746
Non-GAAP income before income taxes	25,692	25,924	33,420

GAAP income tax expense	2,021	243	993
Tax impact of non-GAAP adjustments	510	(13)	(271)
Non-GAAP income tax expense	2,531	230	722

GAAP net income	8,463	8,348	20,681
Total non-GAAP adjustments before income taxes	15,208	17,333	11,746
Less: total tax adjustments	510	(13)	(271)
Non-GAAP net income	$23,161	$25,694	$32,698

Shares used in computing non-GAAP basic net income per share	65,238	64,752	62,585
Shares used in computing non-GAAP diluted net income per share	69,149	68,421	66,643
Non-GAAP basic net income per share	$0.36	$0.40	$0.52
Non-GAAP diluted net income per share	$0.33	$0.38	$0.49

MAXLINEAR, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
GAAP cost of net revenue	40.4%	42.2%	40.4%
Stock-based compensation	(0.1)%	(0.1)%	—%
Performance based equity	—%	—%	(0.1)%
Amortization of inventory step-up	—%	(3.0)%	—%
Amortization of purchased intangible assets	(3.0)%	(3.0)%	(1.6)%
Non-GAAP cost of net revenue	37.3%	36.1%	38.7%

GAAP R&D expenses	26.9%	27.6%	23.1%
Stock-based compensation	(3.9)%	(3.9)%	(3.0)%
Incentive award compensation	—%	(0.2)%	(0.2)%
Performance based equity	(1.1)%	(1.3)%	(1.1)%
Amortization of purchased intangible assets	(0.1)%	(0.1)%	(0.1)%
Restricted merger proceeds and contingent consideration	—%	—%	(0.2)%
Non-GAAP R&D expenses	21.8%	22.1%	18.5%

GAAP SG&A expenses	21.0%	19.2%	13.3%
Stock-based compensation	(2.2)%	(2.0)%	(1.7)%
Performance based equity	(0.7)%	(0.8)%	(0.6)%
Amortization of purchased intangible assets	(2.1)%	(3.3)%	(0.3)%
Acquisition and integration costs	(3.8)%	(0.7)%	0.1%
Restricted merger proceeds and contingent consideration	—%	—%	(0.1)%
IP litigation costs, net	(0.1)%	—%	(0.5)%
Non-GAAP SG&A expenses	12.1%	12.4%	10.2%

GAAP restructuring expenses	—%	1.5%	2.1%
Restructuring Charges	—%	(1.5)%	(2.1)%
Non-GAAP restructuring expenses	—%	—%	—%

GAAP income before income taxes	11.8%	9.9%	21.1%
Total non-GAAP adjustments before income taxes	17.1%	19.8%	11.4%
Non-GAAP income before income taxes	28.9%	29.7%	32.5%

GAAP income tax expense	2.3%	0.3%	1.0%
Tax impact of non-GAAP adjustments	0.5%	—%	(0.3)%
Non-GAAP income tax expense	2.8%	0.3%	0.7%

GAAP net income	9.5%	9.6%	20.1%
Total non-GAAP adjustments before income taxes	17.1%	19.8%	11.4%
Less: total tax adjustments	0.5%	—%	(0.3)%
Non-GAAP net income	26.1%	29.4%	31.8%